COMPANY: SECURITY CAPITAL GROUP INCORPORATED
TICKER: "SCZ"
EXCHANGE:  NYSE

FORM-TYPE:  PROSP

DOCUMENT-DATE: January 21, 1999
FILING DATE: January 22, 1999

Amendment No. 3 to Pricing Supplement No. 4 Dated January 8, 1999
(To Prospectus Supplement dated November 18, 1998 and
Prospectus dated October 13, 1998)

Rule 424(b)(2)
Registration Statement No. 333-64979

Security Capital Group Incorporated
MEDIUM TERM NOTES, SERIES A
(Fixed Rate Notes)

Total Principal Amount:                              $54,550,000

CUSIP:                                               81413TAU1

Original Issue Date:                                 January 12, 1999

Maturity Date:                                       January 12, 2005

Price to Public (Issue Price):                       100%

Interest Rate Per Annum:                             7.80%

Interest Payment Date(s):

      X    March 15 and September 15 of each year and on the Maturity Date.

     ___   Other:

      X    DTC registered                     ___   non-DTC Registered

The Regular Record Date for the Note will be the date 15 calendar days before each Interest Payment Date, whether or not that date is a Business Day.

(Fixed Rate)
Page 2
Amendment No. 3 to Pricing Supplement No. 4
Dated January 21, 1999
Rule 424(b)(2)
Registration Statement No. 333-64979


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.


Plan of Distribution:


                                                     Principal        Agent           Net
Agents                          Trade Date             Amount      Commission      Proceeds 1/
------                          ----------           --------      ----------      --------
Goldman, Sachs & Co.         January 7, 1999        $31,150,000       0.550%      $30,978,675
Merrill Lynch, Pierce,       January 13, 1999        $7,000,000       0.550%       $6,972,116.67 2/
Fenner & Smith
Incorporated
Goldman, Sachs & Co.         January 21, 1999       $16,400,000       0.481%      $16,370,862.67 3/

1 Excluding estimated offering cost to Security Capital Group Incorporated.
2 Net Proceeds includes interest accrued from the Original Issue Date through the Settlement Date, January 19, 1999, which interest will be reimbursed to Security Capital Group Incorporated.
3 Net Proceeds includes interest accrued from the Original Issue Date through the Settlement Date, January 26, 1999, which interest will be reimbursed to Security Capital Group Incorporated.


Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as Agents in connection with the distribution of the Notes.

LANGUAGE:    ENGLISH

LOAD DATE:   January 22, 1999